Exhibit 11


                       SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
            Computation of Dilution (Anti-dilution) of Earnings Per Share
                     Resulting from Common Stock Equivalents
                      (Thousands of dollars, except share data)

   The following calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by Opinion No. 15 of the Accounting Principles Board as it results in dilution of less than 3%, or is anti-dilutive:

                               Three Months Ended        Six Months Ended
                                    June 30,                 June 30,
                                1994       1993         1994         1993

   Net earnings (loss)        $   3,700  $   1,378    $    (440)   $   3,008
   Weighted average
    number of shares
    outstanding during
    period                    5,107,934  5,105,429    5,107,469    5,105,429

   Weighted average
    number of maximum
    shares subject to
    exercise under
    outstanding stock
    options at end of
    period                      369,791    258,182      330,291      201,414
                              5,477,725  5,363,611    5,437,760    5,306,843
   Less treasury shares
    assumed purchased
    with proceeds from
    assumed exercise of
    outstanding options
    (a)                         338,546    223,490      310,438      180,906

   Weighted average
    number of common
    shares and equivalent
    common shares out-
    standing after assumed
    exercise of options       5,139,179  5,140,121    5,127,322    5,125,937

   Pro forma earnings (loss)
    per share based on above
    assumptions (b)           $     .72  $     .27    $    (.09)   $     .59

   Earnings (loss) per share
    as reported               $     .72  $     .27    $    (.09)   $     .59



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   (a)  All options are exercisable under a nonqualified plan.  The proceeds from assumed exercise of options aggregated $8,087,863 and $7,165,089 in the three and six-month periods ended June 30, 1994 respectively; the proceeds from assumed erexcises aggregated $5,922,484 and $4,501,464 in the three and six-month periods ended June 30, 1993, respectively. The proceeds and number of treasury shares assumed purchased were determined on the most likely exercise assumption.

   (b) Pro forma earnings per share assuming full dilution are not presented separately since there would be no additional dilutive effect, or the effect would be anti-dilutive.